EXHIBIT 99.1

News Release

Contacts:

MEDIA:	INVESTORS/ANALYSTS:
Matt Hurwitz	Rich Fowler
Charles Schwab	Charles Schwab
Phone: 415-667-0480	Phone: 415-667-1841

SCHWAB ANNOUNCES RESULTS OF CONSENT SOLICITATION

SAN FRANCISCO, December 29, 2010 - The Charles Schwab Corporation ("Schwab" or the "Company") today announced the results of its solicitation of consents (the "Consent Solicitation") from holders of record at 5:00 p.m. New York City time, on December 16, 2010 of its 6.375% Senior Notes due 2017 (the "Notes") to terminate the Replacement Capital Covenant (the "RCC") that was granted by Schwab in October 2007 to the holders of the Notes. The termination of the RCC requires the consent of the holders of a majority in principal amount of the Notes.

As described in the Company's press release dated December 17, 2010, the Consent Solicitation expired at 5:00 p.m., New York City time, on Tuesday, December 28, 2010 (the "Expiration Time"). As of the Expiration Time, the Company had received the consent of holders of a majority in principal amount of the Notes. Holders of the Notes who validly delivered and did not validly revoke their consent prior to the Expiration Time will receive a consent fee of $5.00 for each $1,000 principal amount of Notes for which consent was validly delivered and not validly revoked. The Company has executed a termination of the RCC.

About Charles Schwab

The Charles Schwab Corporation (NYSE: SCHW) is a leading provider of financial services, with more than 300 offices and 8.0 million client brokerage accounts, 1.5 million corporate retirement plan participants, 681,000 banking accounts, and $1.5 trillion in client assets. Through its operating subsidiaries, the company provides a full range of securities brokerage, banking, money management and financial advisory services to individual investors and independent investment advisors. Its broker-dealer subsidiary, Charles Schwab & Co., Inc. (member SIPC, http://www.sipc.org), and affiliates offer a complete range of investment services and products including an extensive selection of mutual funds; financial planning and investment advice; retirement plan and equity compensation plan services; referrals to independent fee-based investment advisors; and custodial, operational and trading support for independent, fee-based investment advisors through Schwab Advisor Services. Its banking subsidiary, Charles Schwab Bank (member FDIC and an Equal Housing Lender), provides banking and mortgage services and products. More information is available at www.schwab.com and www.aboutschwab.com.